EXECUTION

FIRST HORIZON ASSET SECURITIES INC.

MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2006-AA5

TERMS AGREEMENT
(to Underwriting Agreement,
dated March 24, 2006
among the Company, First Horizon
Home Loan Corporation
and the Underwriter)

First Horizon Asset Securities Inc.	Memphis, Tennessee
4000 Horizon Way	July 24, 2006
Irving, Texas 75063

FTN Financial Capital Markets, a division of First Tennessee Bank National Association (the “Underwriter”) agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the “Underwriting Agreement”), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust 2006-AA5, Mortgage Pass-Through Certificates, Series 2006-AA5 (the “Series 2006-AA5 Certificates”) specified in Section 2(a) hereof (the “Offered Certificates”). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2006-AA5 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-132046). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

Section 1. The Mortgage Pool: The Series 2006-AA5 Certificates shall evidence the entire beneficial ownership interest in one mortgage pool (the “Mortgage Pool”) of primarily 30-year adjustable rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the “Mortgage Loans”) having the following characteristics as of July 1, 2006 (the “Cut-off Date”):

(a) Aggregate Principal Amount of the Mortgage Pool: Approximately $261,007,578 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

(b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in the Mortgage Pool shall be between 240 and 360 months.

Section 2. The Certificates: The Offered Certificates shall be issued as follows:

(a) Classes: The Offered Certificates shall be issued with the following Class designations, initial pass-through rates and class principal balances, subject in the aggregate to the variance referred to in Section 1(a)and, as to any particular Class, to an upward or downward variance of up to 5%:

				Required Ratings
Class	Class Principal Balance	Pass-Through Rate(1)	Class Purchase Price Percentage	Fitch	S&P

Class A-1	$230,626,000.00	6.6260%	100.832031250%	AAA	AAA
Class A-2	$14,721,000.00	6.6260%	100.832031250%	AAA	AAA
Class A-R	$100.00	6.6260%	100.832031250%	AAA	AAA
Class B-1	$8,221,000.00	6.6260%	101.078125000%	AA	N/A
Class B-2	$2,480,000.00	6.6260%	99.953125000%	A	N/A
Class B-3	$1,827,000.00	6.6260%	97.828125000%	BBB	N/A

(1) Initial pass-through rates. The pass-through rates for these Classes of Offered Certificates are variable and will be calculated as described in the Prospectus Supplement.

(b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the applicable per annum initial pass-through rate set forth in 2(a) above from and including the Cut-off Date up to, but not including, July 24, 2006 (the “Closing Date”).

Section 4. Required Ratings: The Offered Certificates shall have received at least the Required Ratings from Fitch, Inc. (“Fitch”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) set forth in Section 2(a) above.

Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Underwriter, First Horizon Home Loan Corporation and the Company.

Very truly yours,

FTN FINANCIAL CAPITAL MARKETS, a
division of First Tennessee Bank National Association

By: ____________________________________________________
Name: Wade Walker
Title: Senior Vice President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.

FIRST HORIZON ASSET SECURITIES INC.

By: __________________________________
Name: Alfred Chang
Title: Vice President

FIRST HORIZON HOME LOAN CORPORATION

By: __________________________________
Name: Terry L. McCoy
Title: Executive Vice President